EXHIBIT 14.1

ADVANCE DISPLAY TECHNOLOGIES, INC.

COMPANY POLICIES ON
OFFICER AND EMPLOYEE CONDUCT

October 1, 2007

I.	PURPOSE

These policies:

1.
Specify the ethical standards and business principles that guide the activities of Advance Display Technologies, Inc. including its operating subsidiaries, divisions and affiliates (the “Company”), and its officers, directors, and employees.  These standards and principles are fully defined in the CODE OF BUSINESS CONDUCT AND GUIDELINES ON EMPLOYEE CONFLICTS OF INTEREST attached to this Policy.

2.	Establish methods of assuring that the standards and principles are observed.

II.	RESPONSIBILITIES/GENERAL

A.	Matthew W. Shankle, President, is responsible for the administration of this Policy (the “Administrator”).

B.	The Company’s officers, directors, and management level employees are responsible for communicating and enforcing this policy.

C.	Company personnel are responsible for adhering to this Policy.

D.	Attached hereto are the following Company policies:

1.	Exhibit A – Advance Display Technologies, Inc. and Subsidiaries Code of Business Conduct and Guidelines on Employee Conflicts of Interest
2.	Exhibit B – Annual Employee Conflict of Interest Questionnaire
3.	Exhibit C – Insider Trading Rules
4.	Exhibit D – Communications Policy
5.	Exhibit E – Whistleblower Policy

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III.	FORMS USED & RELATED POLICIES/PROCEDURES

A.           Forms Used
See II.D.2, above.

B.	Related Policies/Procedures
Identified under II.D.

IV.	POLICY

A.	In all business dealings involving the Company, all officers, directors, and employees are expected to:

1.	Adhere to the principles set forth in the Code of Business Conduct, including the Guidelines on Employee Conflicts of Interest.

2.	Employ good judgment, high ethical standards, and common honesty.

3.	Refrain from illegal activities or any other actions which might be questioned on legal, moral, or ethical grounds.

B.           Policy Administration

1.	All full and part-time salaried (exempt and non-exempt) personnel are to be provided with a copy of this Company Policy.

Note:  New full and part-time exempt and non-exempt employees will be given a copy of this Policy by the Administrator.

2.
During July of each year, the Administrator will forward to each salaried exempt and non-exempt employee a confidential questionnaire, to be answered and returned to the Administrator by July 30 (see Exhibit B).

a.
The purpose of the questionnaire is to disclose any business activities or outside interests which may present actual or potential conflicts of interest or involve violations of the Code of Business Conduct, including but not limited to the Insider Trading Rules.

b.	The Administrator will review each questionnaire and submit potential conflicts of interest and violations of the Code of Business Conduct to the Chief Executive Officer for review and advice.

c.
Where appropriate, the officer to whom the employee directly or indirectly reports will be informed of the nature of any potential conflicts of interest.  The officer will then be responsible for exercising proper control for the situation.

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d.	If a conflict exists or a violation has occurred, the final determination of what action must be taken shall be made exclusively:

1.	For directors and officers – by the Board of Directors or the Board’s Nominating and Corporate Governance Committee.

2.	For managers and all other employees – by the Chief Executive
Officer.

e.
The Company recognizes that there may be borderline situations.  Full recognition will be given to the circumstances of each case.  To reach a fair and equitable solution, it is imperative that the Company has a full and timely disclosure of the facts.  This can be achieved through prompt and accurate response to the questionnaire.

f.
Where questions of potential conflicts of interest or violations of the Code of Business Conduct or Insider Trading Rules arise, the individual should contact the Chief Executive Officer directly.  Determination of whether or not a conflict or a violation has occurred or does exist will then be made as promptly as possible.

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Exhibit A

ADVANCE DISPLAY TECHNOLOGIES, INC.

CODE OF BUSINESS CONDUCT

October 1, 2007

The Board of Directors of Advance Display Technologies, Inc., its operating subsidiaries, divisions and affiliates (the “Company”) believes it is appropriate to make the following statement of the principles which guide its business conduct; to reaffirm its commitment to those principles; to emphasize to its employees the standards of conduct demanded of them; and to assure that such standards are observed:

The business operations and activities of the Company shall be conducted with integrity and responsibility.  Applicable laws and governmental regulations shall be adhered to, and the Company shall endeavor to fulfill its responsibilities to all its constituencies – employees, customers, suppliers, and the communities in which it resides and does business, as well as to its shareholders.

Political and Commercial Corruption

Company policy prohibits corrupt or questionable practices with regard to the giving or receiving of gifts or other benefits and any use of Company funds or assets for unlawful or improper purposes.

Political Contributions.  The Company shall abstain from improper corporate involvement in political activities.  No contributions of Company funds or services shall be made to political candidates or organizations unless such contributions are legally permissible and in accordance with local custom and practice.

Payments to Government Officials.  Payments or gifts to U.S. or foreign government officials are prohibited.

Commercial Corruption.  No bribe, gratuity, kickback, or excessive or disguised commission or fee shall be paid or given to any representative of a customer, supplier, or competitor.  This does not prohibit gifts of nominal value based upon personal relationships or customary entertainment as appropriate in the particular environment.  Commissions, consultants’ fees, retainers and similar payments may continue to be made in the normal course of business provided the sums paid are understood by both parties to be related to, and are commensurate with, the services performed and the size or value of the contract or transaction.

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Misconduct.  Officers and other operating management personnel are responsible for the detection of suspected misconduct.  Misconduct includes such things as:

•      Any dishonest or fraudulent act
•	Forgery, alteration or misappropriation of checks, falsifying financial statements, initiating payments to vendors for goods not received or services not performed
•	Any misappropriation of funds, supplies or any other asset
•	Any irregularity in the handling or reporting of money transactions
•	Disappearance of furniture, fixtures, and equipment
•	Any similar or related activity

Suspected misconduct may also include any irregularity or suspicion of any irregularity involving vendors, Company personnel, customers, or Company property.

Each officer should be familiar with the types of misconduct which may occur in his or her area and also be alert for any indication that an irregularity might exist or has occurred.  It is the responsibility of each officer to immediately notify the Chief Executive Officer upon noting any indication of any irregularity or suspicion of any irregularity, who will be responsible for investigation of any suspected irregularity, and coordinating such investigation, as appropriate, with the Company’s legal advisors.

Receipt of Gratuities.  No employee shall, directly or indirectly, accept any bribe, commission, kickback, payment, gratuity, gift (except nominal, personal gifts or customary entertainment) from any customer, supplier, or competitor.

Accounting Practices

Strict compliance with prescribed accounting procedures and controls shall be practiced at all times.  All assets, liabilities, income and expenses shall be correctly identified and recorded in the appropriate corporate books of account.  No employee shall make any false or misleading statement to internal or independent auditors or conceal or omit information necessary to make statements to such auditors meaningful.  No employee shall withhold any books or records relevant to any subject under review from the internal or independent auditors.

Competitive Conduct and Commercial Practices

The Company shall compete fairly in the marketplace, abstaining from unfair or restrictive practices and collusive agreements.  It shall deal fairly with suppliers and customers.  In advertising and selling its services, it shall avoid untruths and any forms of deception or unfair advantage.

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Environmental, Health and Safety Standards

The Company shall observe the appropriate standards of practice in controlling wastes and emissions in the interest of preserving and protecting the environment and in providing a safe and healthful work place for employees.

Community Relations

Employees are expected to conduct themselves as responsible and useful corporate citizens of their local communities, supporting selected civic, charitable, educational, and other activities as appropriate.

Insider Trading

Employees may have access to material information obtained in the course of their employment or from other employees that is not known to the public. This is inside information.  It includes material information, verbal or written, about the Company and other companies dealing with the Company.

Employees are prohibited from using inside information for their own benefit and from disclosing inside information to other persons for the other person’s financial gain, profit or other benefit.

For additional information, see Insider Trading Rules (Exhibit C).

Employee Responsibilities

Employees shall carry out their responsibilities in accordance with the policies stated in this Code.  Specific guidelines or directives that may be issued from time to time by the Board of Directors or management officers to implement these policies with respect to particular matters shall be followed.

Conflicts of Interest

Employees have a responsibility to act in accordance with the best interests of the Company.  An outside interest or relationship which would or could have an adverse effect on the Company (or on the employee’s business judgment) constitutes an unacceptable conflict of interest, as does any dealing for personal profit or gain on the basis of inside knowledge or confidential information obtained in the course of employment.  Guidelines on Employee Conflicts of Interest are attached to this Policy as Attachment 1.

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Attachment 1
Code of Business Conduct

Guidelines on Employee Conflicts of Interest

The Company’s CODE OF BUSINESS CONDUCT (the “CODE”) sets forth principles for the conduct of business based upon concepts of integrity and responsibility.  Included is the responsibility of all employees to avoid conflicts of interest.

The CODE states that employees have a responsibility to act in accordance with the best interests of the Company.  An outside interest or relationship which would or could have an adverse effect on the Company (or on the employee’s business judgment), constitutes an unacceptable conflict of interest, as does any dealing for personal profit or gain on the basis of inside knowledge or confidential information obtained in the course of employment.

These guidelines are issued to implement the policy set forth in the CODE, prohibiting employee conflicts of interest, and to assist employees in avoiding such conflicts.

Activities or interests prohibited under this policy include:

1.
Employment by, or affiliation in any capacity with, a customer, supplier, or competitor of the Company, including any firm which the employee has reason to believe may be a prospective customer, supplier or competitor.

2.
Investment (see footnote 1) by directors, officers and management employees in any customer (see footnote 2), supplier (see footnote 2), or competitor of the Company, including any firm which the individual has reason to believe may be prospective customer, supplier, or competitor.

a.	Such investments violate these Guidelines because they create a threat that the individual’s business judgment will be influenced by the investments rather than the interests of the Company.

b.	Exceptions to these Guidelines may be made on a case-by-case basis, in order to avoid inequitable results.

Example:  Exceptions may be granted for investments or rights that the individual acquired prior to employment by the Company.  However, employees should avoid making new investments in customers, suppliers or competitors, other than indirect investments acquired through mutual funds or other pooled investments managed by others.

3.
Acceptance of any commission or other form of compensation, or of excessive gifts or entertainment, from any person or firm with whom the Company is doing or might do business, or with whom the individual has reason to believe the Company might do business.

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4.
Personal exploitation of a corporate opportunity, such as the purchase of property or investment in an enterprise in which the Company has an existing interest, or in which the employee has reason to believe the Company may have a prospective interest.

5.
Any other dealing for personal profit or gain, based upon inside information obtained in the course of employment, concerning important business of the Company, such as acquisitions, financial projects, or any other material, non-public information.

For the purpose of these Guidelines, the prohibited activities, investments and interests of the employee are considered to include not only those in which the employee may be engaged or interested directly, but also those in which the employee might engage or be interested indirectly through his or her spouse or other immediate family members.

Questions concerning the meaning or interpretation of these Guidelines should be referred to your immediate supervisor who, in turn, may wish to consult with the Chief Executive Officer.

Footnote 1:	For purposes of these Guidelines, prohibited activities include investments in stock, bonds and options of, as well as loans to, a customer or supplier.
Footnote 2:
Questions have arisen as to whether investments in publicly traded companies that are customers or suppliers of the Company violate the Guidelines.  While it is not possible to answer all such questions in advance, as a general rule, an investment in a publicly traded customer or supplier is permissible if (a) the sales made to the customer, or the orders with the supplier placed by the Company’s employee will not have a substantial effect on the customer’s or supplier’s performance; and (b) the investment is made without the benefit of inside information as that term is described in paragraph 5 of these Guidelines; and (c) the Company’s employee does not acquire 1% or more of any class of the customer’s or supplier’s stock, bonds, or options.

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Exhibit B
ADVANCE DISPLAY TECHNOLOGIES, INC.

ANNUAL EMPLOYEE CONFLICTS OF INTEREST QUESTIONNAIRE

1.
Do you, or any member of your immediate family, own any interests (other than interests in any publicly traded company) in or work for any company (any business enterprise or any individual engaging in business transactions) which does business with the Company?

____ Yes    ____ No

2.	Do you, or any member of your immediate family, own any interest in (other than interests in any publicly traded company) or work for any company that competes with the Company?
____ Yes    ____ No
(If the answer to either Question 1 or 2 is Yes, please describe, on the back of this Questionnaire or on a separate sheet, details of the other company, your ownership interest in that company, any work you do for the other company, any payments or benefits you receive from the other company, the other company’s business dealings with the Company, and any role you play in the Company’s dealings with that company.  In this explanation, please answer as if “you” includes members of your immediate family).

3.	Are you actively involved in a business other than the Company that requires your personal time and attention to ensure its success? ____ Yes ____ No
(If yes, please provide the information described above for Questions 1 and 2).

4.
Are you an officer or a member of the Board of Directors or other governing body of any business or organization (including trade associations and charitable organizations) other than the Company?  ____ Yes    ____ No

(If yes, please provide the name of the organization and your office).

5.	Review the Company’s Code of Business Conduct, a copy of which you received with this Questionnaire, and then confirm that you have complied with the Code of Business Conduct.
____ I have complied.
____ I may have violated the Code (please describe the possible violation).

I hereby certify that I have answered this Questionnaire completely and accurately.

____________________________	______________________________
Name (Print)	Date

____________________________	______________________________
Signature	Position and Location

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Exhibit C

ADVANCE DISPLAY TECHNOLOGIES, INC.

INSIDER TRADING RULES

October 1, 2007

U.S. Securities laws and the Company Code of Conduct prohibit the Company’s employees from using inside information obtained in the course of their employment or other relationship with the Company for personal financial gain.  Employees may not use inside information to profit from transactions in stock or other securities of the Company or other companies.  Employees are also prohibited from using inside information to profit in other ways.  For example, if an employee knows of the Company’s plans to operate a facility in a certain area, then the covered person may not then invest in property or a business nearby.

The following guidelines explain the insider trading rules and should be followed in order to comply with U.S. Securities laws and Company policies.

1.           Prohibition Against Insider Trading or Disclosure

•
Inside information may not be used by the Company’s directors, officers, employees or other agents or advisors (all of whom are covered persons), or passed on to others, for personal financial gain through engaging in securities transactions or otherwise.

2.           What is inside information?

•
Any material information obtained in the course of employment or in the course of a confidential relationship with the Company or from a covered person which is not known to the public is inside information.

•
Material information is defined as any information that a reasonable investor would consider important in a decision to buy, hold or sell securities.  In short, any information that could reasonably affect the price of the security will be considered material.

•
Inside information includes not only material, non-public information about the Company but also any other material, non-public information about any other company with which the Company has or contemplates a business relationship.  (Examples include: suppliers, target companies for potential acquisition or merger, potential purchasers of the Company’s assets, and companies that may become joint venture partners.)

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3.	When is a covered person restricted from engaging in securities transactions?

•
As soon as a covered person acquires material non-public information about the Company, or any other company, the covered person should refrain from engaging in transactions in the securities of the Company or the other company, as the case may be.

•
As soon as a covered person knows that the Company has focused on another company to engage in potential acquisition, merger, joint venture, sale, etc., even if it is at the earliest stages of evaluation, the covered person should refrain from engaging in transactions in securities of the Company or the other company, or taking any other action on the basis of that information for personal financial gain.

•
Covered persons are prohibited from engaging in transactions in securities of the Company any time the trading window is not open.  The normal “trading window” opens for three (3) business days after the Company has issued a release and/or filed its quarterly or annual earnings and stays open for at least ten (10) trading days.  This allows for two (2) full trading days for the market to absorb and reflect the information before any trading can occur.  However, the trading window is subject to change if something extraordinary occurs.  The Chief Executive Officer is the only person authorized to determine when the trading window is open.

4.           Pre-Clearance of All Trades by Officers, Directors and Employees

•
In addition to the policies set forth above, to provide assistance in preventing inadvertent violations of various SEC reporting and short swing trading rules, and to avoid even the appearance of an improper transaction, all purchases or sales of the Company’s stock, and any other transactions in securities issued by the Company, by officers, directors or employees of the Company must be pre-cleared by the Chief Executive Officer of the Company.

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Exhibit D

ADVANCE DISPLAY TECHNOLOGIES, INC.

ELECTRONIC COMMUNICATIONS POLICY

September 12, 2007

It is the policy of the Company that Internet and Email use by an employee or authorized third party should be strictly limited to appropriate business purposes. The Company does not support or condone misuse of electronic media via the internet, e-mail, instant messaging or text messaging.  The Company’s management will monitor, administer and enforce this policy.

Account Monitoring and Remedies
The Company prohibits the unauthorized use or abuse of internet, e-mail, instant messaging or text messaging services and has the right to monitor any internet, e-mail, instant messaging or text messaging activity, keep logs of this activity, terminate any account, block offending activity, or take any other actions reasonably deemed by the Company, at its sole and absolute discretion, to be appropriate including disciplinary action up to and including termination.  The Company does and will cooperate with all access providers, judicial and law enforcement organizations as required.

Access to Internet, E-mail, Instant Messaging and Text Messaging
Employees must be authorized by Company management to utilize Company resources that permit use of or access to the Company’s internet, e-mail, instant messaging or text messaging resources.  When necessary and appropriate, customers and suppliers or other third parties may be authorized, but only in writing, to use Company resources to access and use internet, e-mail, instant messaging or text messaging services.  Management personnel responsible for authorizing the use of internet, e-mail, instant messaging or text messaging resources are also responsible for promptly notifying the appropriate Information Systems Services Network administrator when Employees leave the service of the Company, change departments, or when Employees and authorized third parties no longer require the use of internet, e-mail, instant messaging or text messaging services so that access can be terminated.

Appropriate Uses of Internet, E-mail, Instant Messaging and Text Messaging
The Company’s internet, e-mail, instant messaging and text messaging resources should be solely used for Company business in accordance with the performance of work-related duties and professional training and education.  Electronic communications in furtherance of Company business activities with professional associates, colleagues, supplier representatives and others is permitted.  Personal use of the Company’s internet, e-mail, instant messaging or text messaging resources during working or non-working hours is permitted only with permission of a supervisor. Granting non-authorized users access to Company resources to access internet, e-mail, instant messaging or text messaging accounts is not permitted.

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Improper Uses of Internet, E-mail, Instant Messaging and Text Messaging
Although the internet, e-mail, instant messaging and text messaging represent valuable information resources for legitimate business, technical research and information sharing, it also presents a significant opportunity for abuse, lost employee productivity, computer damage and potential liability for both the Company and the employee.  The following are examples of activities, which could result in revocation of access privileges to internet, e-mail, instant messaging or text messaging, or other disciplinary action, up to and including termination:

•
Sending, downloading, or accessing via internet, e-mail, instant messaging or text messaging any sexually explicit or offensive messages, cartoons or jokes, chain letters, ethnic slurs, racial epithets or any other statement or image that might be construed as harassment, disparagement or libel.

•	Sending Company proprietary or confidential data or materials to anyone not entitled to have knowledge of or possess these materials.
•	Personal activities that interfere with the employee’s work performance or incur additional costs to the Company.
•	Sending large numbers (more than 5) of unsolicited electronic messages, including the sending of junk mail, “spamming”, or advertising to individuals who have not specifically requested the material.
•	Attempts to interfere with or deny services to any user or host.
•	Attempts to circumvent user authentication or the security of any host, network, or account.
•	Use of any program, utility, or file that can be used to gain unauthorized access to any Company data.
•	Downloading or sharing any illegal or unapproved software.
•	Harassment of any kind of other users or accounts.
•	Forging header (“spoofing”) information.
•	Posting or forwarding chain letters.
•	Use of Instant Messaging, Internet Relay Chat (IRC) scripts or other programs that interfere with or deny service to other users on any server or host.
•	Any unreasonable activity that causes a complaint by other users or accounts.
•	Any activity that is illegal in any jurisdiction.

Confidential and/or Privileged Communications
•
Employees, officers, directors and contractors are cautioned to use discretion in sending communications including but not limited to internal or external e-mail, instant messages or text messages that discuss Company business, particularly confidential or proprietary Company information, including but not limited to matters that might impair or compromise the Company’s competitive position, impose liability on the Company, or raise other legal issues.

•	No confidential information may be discussed with or disclosed to customers or any other third parties without proper authorization.
•	If any matter to be communicated relates to a potential liability or other legal issue, the matter must be discussed with the Company’s legal counsel before the communication is

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made. This policy applies both to oral communications as well as communications that are reduced to writing or put in any other recorded form.
•
The Company’s legal counsel must be copied on all e-mail, instant messaging, text messaging and other written correspondence involving a legal matter, including internal memos, even if the legal counsel is not otherwise the primary addressee of the communication.

•	Any e-mail, instant messaging or text messaging, fax or other internal written correspondence involving a legal matter must include the following header:

PRIVILEGED AND CONFIDENTIAL ATTORNEY-CLIENT
COMMUNICATION AND WORK PRODUCT

•	All e-mail and fax cover sheets (and all faxes must be transmitted with a cover sheet), of any nature, must have the following footer attached:

This message, and any attachments, is intended only for the addressee. It may contain information that is legally privileged, confidential and exempt from disclosure. If you are not the intended recipient, you are hereby notified that any disclosure, copying, distribution, use or any action or reliance on this communication is strictly prohibited by the Electronic Communication Privacy Act at 18 U.S.C. 2510 et seq. If you have received this correspondence in error, please notify the sender immediately by telephone (Insert Appropriate Number), return fax, or email then destroy the message and any attachments.

NOTICE

THE COMPANY OWNS ANY AND ALL DATA AND/OR MATERIALS, INCLUDING EMAILS, ACCESSED OR SENT FROM ANY COMPANY OWNED EQUIPMENT OR FACILITY.

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Exhibit E

ADVANCE DISPLAY TECHNOLOGIES, INC.

WHISTLEBLOWER POLICY

October 1, 2007

Advance Display Technologies, Inc. (the “Company”) is committed to maintaining the highest standards of business conduct and ethics in its accounting standards and disclosures, internal accounting controls, and audit practices.  It is the policy of the Company to comply with and require its directors, officers, and employees to comply with all applicable legal and regulatory requirements relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against shareholders.  Every employee has the responsibility to assist the Company in meeting these requirements.

The Company’s internal controls and corporate reporting and disclosure procedures are intended to prevent, deter and remedy any violation of the applicable laws and regulations that relate to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against the shareholders.  Even the best systems of control and procedures, however, cannot provide absolute safeguards against such violations.  The Company has a responsibility to investigate and, if required, report to appropriate governmental authorities, any violations relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against shareholders, and the actions taken by the Company to remedy such violations.

This policy governs the process through which employees and others, either directly or anonymously, can notify the Company’s Compliance Officer or Audit Committee of the Company’s Board of Directors of potential violations or concerns.  In addition, this policy establishes a mechanism for responding to, and keeping records of, complaints from employees and others regarding such potential violations or concerns.

I.           Reporting Alleged Violations or Concerns

If an employee reasonably believes that any Company employee or other person acting on behalf of the Company has violated any legal or regulatory requirements or internal policy relating to accounting standards and disclosures, internal accounting controls, or matters related to the internal or external audit of the Company’s financial statements, the employee should immediately report his or her concern to Rebecca McCall, the Company’s Compliance Officer, as follows:

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In writing:              Rebecca L. McCall, Controller
Advance Display Technologies, Inc.
7334 South Alton Way, Suite F
Centennial, Colorado 80112

By e-mail:               rebecca.mccall@adtimedia.com

By Telephone:  303 267-0111

If an employee is not comfortable reporting a concern to the Compliance Officer, he or she should report the concern to any supervisor or member of management whom he or she is comfortable approaching.  Any manager or other supervisory employee who receives a report of an alleged violation must immediately forward the report to the Compliance Officer.  The Compliance Officer will communicate all reports of alleged violations to the Company’s Audit Committee.

The entire Board of Directors currently serves as the Audit Committee.  When the Board elects to form a separate Audit Committee, it will be composed entirely of directors of the Company who are independent of the officers and management of the Company.  However it is constituted, the Audit Committee is solely responsible for investigating and responding to reports of violations regarding accounting standards and disclosures, internal accounting controls, or matters related to the internal or external audit of the Company’s financial statements.  If the employee is uncomfortable approaching the Compliance Officer or any member of management, he or she may report alleged violations directly to the Chairman of the Audit Committee using any of the following methods:

In writing:              Advance Display Technologies, Inc.
Attn: Chairman of the Audit Committee
7334 South Alton Way, Suite F
Centennial, Colorado 80112

By e-mail:               lfdgeorg@lfdgeorg.cnc.net

Reports of alleged violations may be submitted to the Compliance Officer or the Audit Committee anonymously if the employee desires.  Although anonymous reports may be submitted via any of the above methods, reports submitted by e-mail or telephone tend to be less likely to remain anonymous and confidential than those submitted in writing.  In any event, the content of all reports of alleged violations, whether or not they were submitted anonymously, will be kept in strict confidence to the extent possible, consistent with the Company’s need to conduct an adequate investigation.

Reports of alleged violations should be factual, rather than speculative or conclusory, and should contain as much specific detail as possible to allow for proper assessment.  The report should clearly set forth all the information the employee knows about the alleged violation.  The complaint describing an alleged violation or concern should be candid and should set forth all of the information that the employee knows regarding the allegation or concern.  In addition, the

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complaint should contain sufficient corroborating information to support the commencement of an investigation.  The Compliance Officer or the Audit Committee may, in their reasonable discretion, determine not to commence an investigation if a complaint contains only unspecified or broad allegations of wrongdoing without appropriate factual support.

II.           Investigation of Complaints

Upon receipt of a complaint alleging a violation of any state or federal law or internal policy regarding accounting standards and disclosures, internal accounting controls, or matters related to the internal or external audit of the Company’s financial statements, the Audit Committee, or a designated member of the Committee, will make a determination as to whether a reasonable basis exists for commencing an investigation into the conduct alleged in the complaint.  If the Audit Committee or its designated member concludes that an investigation is warranted, it shall take appropriate measures to implement a thorough investigation of the allegations.  The Audit Committee shall have the authority to obtain assistance from the Company’s management, counsel or auditors, or to retain separate outside legal or accounting expertise as it deems necessary or desirable in order to conduct the investigation.

At each quarterly meeting of the Audit Committee, the Committee will discuss the status of any ongoing investigation and review the resolution of each complaint submitted during the previous quarter, whether or not the complaint resulted in the commencement of a formal investigation.

III.           Corrective Action

The Audit Committee is ultimately responsible for determining the validity of each complaint and fashioning, with the input of its advisors and Company management, if requested, the appropriate corrective action.  The Committee shall report any legal or regulatory noncompliance to Company management and ensure that management takes corrective action including, where appropriate, reporting any violation to relevant governmental authorities.

Any director, officer, or employee deemed to have violated any law, rule or regulation, or any internal policy regarding accounting standards and disclosures, internal accounting controls, or matters related to the internal or external audit of the Company’s financial statements, may be subject to disciplinary action, up to and including termination.

IV.           No Retaliation.

Employees should feel confident to report violations as described above or to assist in investigations of such alleged violations.  The Company will not tolerate retaliation or discrimination of any kind by or on behalf of the Company and its employees against any employee making a good faith complaint of, or assisting in the investigation of, any violation of government laws, rules, or regulations or the Company’s Code of Ethics or internal policies regarding accounting standards or disclosures, internal accounting controls, or matters related to the internal or external audit of the Company’s financial statements.

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Any employee who believes that his or her rights against retaliation or discrimination have been violated may file a complaint with the Department of Labor within 90 days of the alleged violation.  If the Department of Labor has not issued a final decision within 180 days of the filing of the complaint, the employee has the right to file suit against the Company in a federal court with proper jurisdiction.

V.           Retention of Complaints and Documents

The Audit Committee shall retain all documents and records regarding any complaint for a period of five (5) years.

It is illegal and against the Company’s policy to destroy any corporate audit or other records that may be subject to or related to an investigation by the Company or any federal, state or regulatory body.

VI.           Compliance With This Policy

All employees must follow the procedures outlined in this policy and cooperate with any investigation initiated pursuant to this policy.  Adhering to this policy is a condition of employment.  The Company must have the opportunity to investigate and remedy any alleged violations or employee concerns, and each employee must ensure that the Company has an opportunity to undertake such an investigation.

This policy does not constitute a contractual commitment of the Company.  This policy should not be construed as preventing, limiting, or delaying the Company from taking disciplinary action against any individual, up to and including termination, in circumstances (such as, but not limited to, those involving problems of performance, conduct, attitude, or demeanor) where the Company deems disciplinary action appropriate.

This policy in no way alters an employee’s at-will employment status with the Company.  Either the Company or an employee can terminate the employment relationship at the Company at any time, for any reason or no reason, with or without cause, warning, or notice.

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